Exhibit 10.1

EXECUTION VERSION

Transition and Separation Agreement

This Transition and Separation Agreement (“Agreement”) is made as of April 1, 2021 (the “Notice Date”), by and between Precision BioSciences, Inc. (the “Company”) and Matthew Kane (the “Executive”) (collectively referred to as the “parties” or individually referred to as a “party”).  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, Executive currently serves as Chief Executive Officer of the Company pursuant to that certain Amended and Restated Executive Employment Agreement, dated as of February 27, 2019 (the “Employment Agreement”);

WHEREAS, Executive wishes to resign as Chief Executive Officer of the Company and support in the transition of Executive’s successor; and

WHEREAS, the Company desires to provide for an orderly transition of Executive’s duties and responsibilities and Executive desires to assist the Company in realizing an orderly transition.

NOW, THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, the Company and Executive hereby agree as follows:

1.Transition Term.

(a)From the Notice Date through the date a new Chief Executive Officer of the Company (“New CEO”) is appointed (the “Resignation Date” and such term, the “Transition Term”), Executive shall continue as (i) Chief Executive Officer of the Company as a full-time at-will employee of the Company and shall continue to have and perform such reasonable and lawful duties, responsibilities and authority as the Board of Directors of the Company (the “Board”) may designate from time to time, including (x) the performance of Executive’s current duties and responsibilities as Chief Executive Officer of the Company and (y) assisting the Company in the hiring or appointment of the New CEO (the “Transition Term Services”) and (ii) a member of the Board.  During the Transition Term, Executive will perform the Transition Term Services in substantially the same manner and with substantially the same effort, time commitment and level of care as Executive has historically performed duties for the Company prior to the Notice Date and, in all instances, in compliance with all applicable laws and Company policies.

(b)During the Transition Term, the Company shall continue to pay Executive a salary at an annual rate of $573,000, pro-rated for any partial period of service and less all amounts required or authorized to be withheld by law, including all applicable federal, state and local withholding taxes, payable in accordance with the Company’s standard payroll policies (the “Current Base Salary”). During the Transition Term, Executive shall continue to be (i) eligible to participate in the same medical, dental, health and welfare, and other employee benefit plans and programs of the Company that Executive participated in on the Notice Date, including life and disability insurance, retirement plan participation, and executive perquisites, subject to the terms and conditions of such plans and programs and (ii) reimbursed for reasonable and necessary

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expenses actually incurred by Executive in performing services as Chief Executive Officer of the Company in accordance with and subject to the terms and conditions of the applicable Company reimbursement policies, procedures, and practices as they may exist from time to time.

(c)To the extent unpaid, Executive will be eligible to receive Executive’s annual performance bonus for calendar year 2020 (the “2020 Bonus”) in an amount determined by the Board based on actual performance for calendar year 2020. The 2020 Bonus will be paid in a lump sum at the same time 2020 annual bonuses are paid to other senior executives of the Company.

(d)If Executive remains continuously employed by the Company through the Resignation Date, and provided that Executive completes the Transition Term Services to the reasonable satisfaction of the Company, Executive will be eligible to receive a pro-rata portion of Executive’s annual performance bonus for calendar year 2021 (the “2021 Bonus”), in an amount equal to the annual bonus amount determined by the Board based on actual performance for calendar year 2021, multiplied by a fraction, the numerator of which is the number of days of the calendar year elapsed prior to the Resignation Date and the denominator of which is 365. The 2021 Bonus will be paid in a lump sum at the same time 2021 annual bonuses are paid to other senior executives of the Company, but in no event later than March 15, 2022.

2.At Will Employment. Executive acknowledges and agrees that Executive’s employment with the Company shall terminate on the Resignation Date, unless earlier terminated in accordance with the terms of this Agreement (the actual date of Executive’s termination of employment, the “Separation Date”).  Notwithstanding the foregoing, Executive’s employment with the Company will at all times remain terminable by either Executive or the Company at will, and nothing in this Agreement confers upon Executive any right to continue to serve as an employee or other service provider of the Company or interferes with or restricts the rights of the Company to discharge or terminate the services of Executive at any time for any or no reason, with or without Cause (as defined below), subject to the provisions of Section 3. Effective as of the Separation Date, Executive shall cease to serve as the Company’s Chief Executive Officer or as a director or other officer or employee of the Company, or to hold any position (whether as an officer, director, manager, employee, trustee, fiduciary, or otherwise) with, and shall cease to exercise or convey any authority (actual, apparent, or otherwise) on behalf of, the Company, except as provided in Section 4.

3.Severance.

(a)If Executive remains continuously employed by the Company through the Resignation Date, or if the Company terminates Executive’s employment prior to the Resignation Date for reasons other than Cause or Executive’s material breach of this Agreement, and subject to (i) Executive’s continued compliance with the Restrictive Covenant Agreement (as defined below) and (ii) Executive executing the General Waiver and Release of Claims in the form attached hereto as Exhibit A (the “Release”) within five (5) days following the Separation Date and such Release becoming effective upon expiration of any applicable revocation period set forth in the attached Exhibit A, Executive shall be entitled to receive the following payments and benefits:

(i)an amount in cash equal to 1.1 times the Current Base Salary, payable in the form of salary continuation in regular installments over the 12-month period following the Separation Date in accordance with the Company’s normal payroll practices;

(ii)if Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive for the difference between the monthly COBRA premium paid by the Executive and the monthly healthcare premium amount paid by Executive immediately prior to the Separation Date. Such reimbursement shall be paid to the Executive on or before the tenth (10th) day of the month immediately following the month in which the Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the 12-month anniversary of the Separation Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 3(a)(ii) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 3(a)(ii) in a manner as is necessary to comply with the ACA. Executive shall provide the Company with notice of subsequent employment and comparable coverage within thirty (30) days of commencement of such comparable coverage; and

(iii)continued vesting through October 1, 2022 of any outstanding unvested stock options held by Executive as of the Separation Date and the right to exercise any vested stock options (after giving effect to the foregoing continued vesting) held by Executive as of October 1, 2022 shall be extended until January 1, 2023, subject in all events to earlier termination in connection with a corporate transaction or event in accordance with the terms of such stock options.

(b)In the event Executive commits a material breach of the Restrictive Covenant Agreement or Section 10 of this Agreement, then, without limiting the availability to the Company of any other right or remedy, Executive shall no longer be entitled to any severance payments or benefits provided for under Section 3(a) that have not yet been paid or provided, including any continued option vesting or exercisability, and shall be required to repay to the Company any amounts theretofore paid.

(c)Upon Executive’s termination of employment for any reason, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all Accrued Obligations (as defined in the Employment Agreement), subject to and in accordance with the terms thereof. Except as expressly set forth herein, all other rights and benefits of Executive will terminate on the Separation Date. In addition, the benefits provided in Section 3(a) are intended to be paid in lieu of any severance payments or benefits Executive may otherwise be entitled to receive under the Employment Agreement or any other plan, program, policy or agreement with the Company or any of its affiliates (collectively, “Other Arrangements”). Therefore, Executive shall not be entitled to receive any additional notice period, payments in lieu of notice, severance payments or severance benefits pursuant to any Other Arrangements.

(d)For purposes of this Agreement, “Cause” means (i) Executive’s material failure to perform Executive’s duties or to carry out the reasonable and lawful instructions of the Board (other than any such failure resulting from incapacity due to physical or mental illness); (ii) Executive’s engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates; (iii) Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company; (iv) Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (v) Executive’s failure to cooperate with the Company in any investigation or formal proceeding; (vi) Executive’s material breach of any material obligation under this Agreement, the Employment Agreement (but only to the extent incorporated herein), the Restrictive Covenant Agreement, or any other written agreement between the Executive and the Company; or (vii) any material failure by Executive to comply with the Company’s written policies or rules, as they may be in effect from time to time; provided, however, that prior to termination based on clauses (i) or (vii), Executive shall be given written notice of the facts allegedly constituting Cause and a ten (10) day opportunity to cure.

4.Advisory Term.

(a)Provided that Executive remains continuously employed by the Company through the Resignation Date, from the Resignation Date through October 1, 2022 (the “Advisory Term”), Executive shall serve as a non-employee advisor to the Company and shall provide such advisory services to the Company as set forth on Exhibit B and as may be reasonably requested by the New CEO from time to time (collectively, the “Advisory Services”); provided that, the Company may terminate the Advisory Term for Cause or due to Executive’s material  breach of this Agreement. During the Advisory Term, Executive shall be available to perform the Advisory Services at such times during normal business hours as may be reasonably requested by the New CEO.  Executive shall perform the Advisory Services to the best of Executive’s abilities and in compliance with all applicable laws and Company policies. Notwithstanding the foregoing, the parties intend for Executive to have a “separation from service” within the meaning of Section 409A (as defined below) on the Resignation Date, and accordingly, the level of Advisory Services the Executive performs during the Advisory Term will in no event exceed 20% of the average level of bona fide services performed by Executive for the Company over the thirty-six (36) month period immediately preceding the Resignation Date.

(b)During the Advisory Term, the Company shall pay Executive an advisory fee (the “Advisory Fee”) as follows: (i) from the Resignation Date through December 31, 2021, the Advisory Fee shall be paid at an annual rate equal to 100% of the Current Base Salary and (ii) from January 1, 2022 through October 1, 2022, the Advisory Fee shall be paid at an annual rate equal to 33% of the Current Base Salary. The Advisory Fee shall be pro-rated for any partial period of service and payable in accordance with the Company’s standard payroll policies. In addition, the Company shall reimburse Executive for or directly pay all reasonable, approved and documented business expenses incurred by Executive in the performance of the Advisory Services in accordance with the Company’s expense reimbursement policy.  All such expenses must be approved in advance by the Company in writing.   For the avoidance of doubt, the Advisory Fee shall not affect the Executive’s entitlement to severance under Section 3(a) above.

(c)Executive acknowledges and agrees and it is the intent of the parties hereto that, except as may be required by applicable law or expressly set forth in Section 3, Executive shall receive no Company-sponsored benefits from the Company either as a consultant or employee from and after the Separation Date and that Executive will cease participation as an active employee in all Company-sponsored benefit plans as of the Separation Date. Executive further acknowledges that Executive has the responsibility to file all tax returns required by law and assumes sole liability for taxes due on income earned for the Advisory Services.

5.Release of Claims.  In consideration for the execution and delivery of this Agreement, and the undertakings provided for herein, none of which is otherwise required, and as a material inducement for the Company to enter into this Agreement, Executive agrees that, other than with respect to the Retained Claims (as defined below), the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up to and through the date Executive signs this Agreement, including, without limitation:

(a)any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b)any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Retaliatory Employment Discrimination Act (REDA); the North Carolina Persons with Disabilities Protection Act (PDPA); the Equal Employment Practices Act (EEPA); the Sickle Cell and Hemoglobin Trait Discrimination Act; the Genetic Testing and Information Discrimination Act, the Use of Lawful Products Discrimination Act; the AIDS and HIV Status Discrimination Act, the Jury Service Discrimination Act; the Military Service Discrimination Act; and the Sarbanes-Oxley Act of 2002;

(e)any and all claims for violation of the federal or any state constitution;

(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;

(h)any and all claims arising out of the wage and hour and wage payments laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates; and

(i)any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this Section 5 shall be and remain in effect in all respects as a complete general release as to the matters released.  Notwithstanding the foregoing, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company, the right to enforce the terms of this Agreement, or Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”). This release also does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, and claims to any benefit entitlements as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law.

6.Acknowledgment of Waiver of Claims under ADEA.  Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the effective date of this release, as set forth in Section 7.  Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.  Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this release; (b) Executive has 21 days within which to consider this release, and the parties agree that such time period to review this release shall not be extended upon any material or immaterial changes to this Agreement; (c) Executive has 7 days following Executive’s execution of this release to revoke this release pursuant to written notice to the Secretary of the Company; (d) this release shall not be effective until after the revocation period has expired; and (e) nothing in this release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this release.

7.Effective Date.  Each party has seven days after that party signs this Agreement to revoke it and this release will become effective on the eighth day after Executive signs this Agreement, so long as it has been signed by the parties and has not been revoked by either party before that date.

8.Voluntary Execution of Release.  Executive understands and agrees that Executive executed this release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees.  Executive acknowledges that: (a) Executive has read this release; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this release; (c) Executive has been represented in the preparation, negotiation, and execution of this release by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this release and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this release.

9.Post-Termination Obligations.

(a)Executive reaffirms Executive’s continuing obligations under the Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement dated May 17, 2017 (the “Restrictive Covenant Agreement”) and agrees to comply with Section 7 of the Employment Agreement regarding the property of the Company; provided, however, that, for purposes of clauses (i) – (v) of Section 4 of the Restrictive Covenant Agreement, (i) “Competing Business” shall mean any corporation, partnership, person or other entity that is (x) researching, developing or manufacturing gene therapies or cell therapies utilizing gene editing technology or (y) developing or manufacturing CAR-T products and product candidates and (ii) “Company Business” shall mean the (x) research, development or manufacture of gene therapies or cell therapies using gene editing technology or (y) the development or manufacture of CAR-T products and product candidates. Notwithstanding the foregoing, Executive shall be specifically prohibited from performing services, as an employee, independent contractor, consultant or otherwise, for any of the following companies: Allogene Therapeutics, Inc.; Alnylam Pharmaceuticals, Inc.; Caribou Biosciences, Inc.; Cellectis S.A.; CRISPR Therapeutics, AG; Dicerna Pharmaceuticals, Inc.; Editas Medicine, Inc.; Intellia Therapeutics, Inc.; Sangamo Therapeutics, Inc.; Servier or Beam Therapeutics, Inc. In addition, Executive agrees to promptly notify the Company in the event Executive becomes employed by, or is otherwise engaged to provide services to, any other entity during the one-year period following the Separation Date.

(b)Except as specifically modified by this Section 9, the remaining provisions of the Restrictive Covenant Agreement, including Section 4 thereof, shall continue in full force and effect.

10.Non-Disparagement.Executive agrees to refrain from Disparaging (as defined below) the Company and its affiliates, including their respective services, technologies, practices, directors and officers.  The Company agrees to refrain from Disparaging Executive in formal statements made by the Company and to instruct its current officers and directors and the New CEO to refrain from Disparaging Executive.  Nothing in this Section shall preclude any party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a party’s rights under this Agreement or the Employment Agreement.  For purposes of this Agreement, “Disparaging” means making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the individual or entity being disparaged.

11.Taxes.  The Company shall be entitled to (and intends to) withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges.  To the extent any taxes may be due on the payments to Executive provided in this Agreement beyond any withheld by the Company, Executive agrees to pay them his self.  Executive further agrees to provide any and all information pertaining to Executive upon request as reasonably necessary for the Company and its affiliates to comply with applicable tax laws.

12.General Provisions.

(a)Successors and Assigns.  The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company.  The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  The failure of any such successor to so assume this Agreement shall constitute a material breach of this Agreement by the Company.  As used in this section, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.  Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(b)Severability.  In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(c)No Oral Modification.  This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

(d)Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with and by North Carolina law and the applicable provisions of federal law (“Applicable Federal Law”). Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the state of North Carolina, including its statutes of limitations, except for Applicable Federal Law, without giving effect to any North Carolina conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Both Executive and the Company acknowledge and agree that the state or federal courts located in North Carolina have personal jurisdiction over them and over any dispute arising under this Agreement, and both Executive and the Company irrevocably consent to the jurisdiction of such courts.

(e)Notice. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)If to the Company, to the General Counsel of the Company at the Company’s headquarters;

(ii)If to Executive, to the last address that the Company has in its personnel records for Executive; or

(iii)At any other address as any party shall have specified by notice in writing to the other party.

(f)Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

(g)Entire Agreement.  The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral, other than as set forth in Section 9 of this Agreement.  This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(h)Whistleblower Protections; Trade Secrets. Nothing in this Agreement, the Restrictive Covenant Agreement or any other prior agreement between Executive and the Company (together, the “Subject Documents”) prevents Executive from reporting possible violations of law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).  Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in any Subject Document: (a) Executive shall not be in breach of any Subject Document, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(i)Code Section 409A.

(i)The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)If Executive is deemed by the Company at the time of Executive’s “separation from service” within the meaning of Section 409A to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s separation from service with the Company or (ii) the date of Executive’s death.  Upon the first business day following the expiration of the applicable period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iii)Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(iv)To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year and the amount of in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or in-kind benefits to be provided in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement or in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit.

(j)Consultation with Legal and Financial Advisors. By executing this Agreement, Executive acknowledges that this Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged Executive to consult with Executive’s personal legal and financial advisors; and that Executive has had adequate time to consult with Executive’s advisors before executing this Agreement.

(k)Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13.Legal Fees.  The Company shall pay directly or reimburse Executive for reasonable attorneys’ fees incurred for the negotiation of this Agreement in an amount not to exceed $10,000.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Dated: 5 April 2021	/s/ Matthew Kane Matthew Kane

PRECISION BIOSCIENCES, INC.
Dated: April 5, 2021	By: /s/ Kevin Buehler Name: Kevin Buehler Title: Chairman of the Board of Directors

GENERAL WAIVER AND RELEASE OF CLAIMS

Reference is made to the Transition and Separation Agreement, dated as of April 1, 2021 (the “Agreement”), to which this General Waiver and Release of Claims (the “Release”) is attached.  Capitalized terms used but not defined in this Release will have the meanings given to them in the Agreement.

1.Release of Claims.  Executive agrees that, other than with respect to the Retained Claims (as defined in Section 1(b) below), the consideration described in Section 3 of the Agreement represents settlement in full of all outstanding obligations owed to Executive by the Company, any of their direct or indirect subsidiaries and affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up to and through the date Executive signs this Release, including, without limitation:

(a)any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b)any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay

Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Retaliatory Employment Discrimination Act (REDA); the North Carolina Persons with Disabilities Protection Act (PDPA); the Equal Employment Practices Act (EEPA); the Sickle Cell and Hemoglobin Trait Discrimination Act; the Genetic Testing and Information Discrimination Act, the Use of Lawful Products Discrimination Act; the AIDS and HIV Status Discrimination Act, the Jury Service Discrimination Act; the Military Service Discrimination Act; and the Sarbanes-Oxley Act of 2002;

(e)any and all claims for violation of the federal or any state constitution;

(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Release;

(h)any and all claims arising out of the wage and hour and wage payments laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates (including without limitation the Massachusetts Payment of Wages Law); and

(i)any and all claims for attorneys’ fees and costs.

2.Retained Claims.  Executive agrees that this Release shall be and remain in effect in all respects as a complete general release as to the matters released.  Notwithstanding the foregoing, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company or Executive’s right to indemnification by the Company, the right to enforce the terms of this Agreement, or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).  This Release also does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, and claims to any benefit entitlements as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law.

3.Waiver.  Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the effective date of this Release, as set forth in Section 4.  Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.  Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Release; (b) Executive has 21 days within which to consider this Release, and the parties agree that such time period to review this Release shall not be extended upon any material or immaterial changes to this Agreement; (c) Executive has 7 days following Executive’s execution of this Release to revoke this Release pursuant to written notice to the Secretary of the Company; (d) this Release shall not be effective until after the revocation period has expired; and (e) nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Executive signs this Release and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Release.

4.Effective Date.  Each party has seven days after that party signs this Release to revoke it and this Release will become effective on the eighth day after Executive signs it, so long as it has been signed by the parties and has not been revoked by either party before that date.

5.Voluntary Execution of Release.  Executive understands and agrees that Executive executed this Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees.  Executive acknowledges that: (a) Executive has read this Release; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Release; (c) Executive has been represented in the preparation, negotiation, and execution of this Release by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Release and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Release.

6.Amendment, Governing Law and Notice.  This Release is final and binding and may only be amended in a writing signed by Executive and a duly authorized officer of the Company.  Section 12(d) and Section 12(e) of the Agreement will apply to this Release mutatis mutandis.

7.General Release.  For the avoidance of doubt, this Release does not replace or in any way limit the general release and waiver in Section 5 of the Agreement.

Executed:

Matthew Kane

ADVISORY SERVICES

Description of Advisory Services. In addition to those services that may be reasonably requested by the New CEO from time to time, during the Advisory Term, Executive shall provide the following advisory services to the Company:

(a)Provide the New CEO with advice on strategy and tactics with respect to cell therapy, gene editing and food and agriculture business issues;

(b)Provide historical or institutional information regarding the Company, including documents and records;

(c)Provide input on the competitive landscape in cell therapy, gene editing and food and agriculture;

(d)Provide input on Company employees and consultants, as well as stockholders, bankers, prospective investors, buy and sell side analysts and competing or partner company executives;

(e)Provide input on business development transactions and negotiations and financing transactions;

(f)Review external presentations and communications;

(g)Cooperate in litigation matters; and

(h)Assist with other business related matters as reasonably requested by the New CEO from time to time.

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